Exhibit 10.1
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of November 6, 2025, is by and among Golden Entertainment, Inc., a Minnesota corporation (the “Company”) and the stockholders of the Company listed on Schedule 1 and the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Each of the Company and the Stockholders are sometimes referred to individually, as a “Party” and collectively, as the “Parties”.
RECITALS
A.    Prior to the execution and delivery of this Agreement, VICI Properties Inc., a Maryland corporation (“PropCo Buyer”), the Company, Argento, LLC, a Nevada limited liability company (“OpCo Buyer”), and VICI ROYAL MERGER SUB LLC, Delaware limited liability company, a Delaware limited liability company and a wholly owned subsidiary of PropCo Buyer (“PropCo Merger Sub”), entered into a Master Transaction Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “MTA”) that, among other things and subject to the terms and conditions set forth therein, provides for, on the Closing Date, (i) the merger of the Company with and into New OpCo, with New OpCo continuing as the surviving entity in the F Reorganization Merger, and the equity holders of the Company receiving equity, on a one-for-one basis, in New HoldCo, and New HoldCo owning 100% of the membership interest of New OpCo, (ii) the acquisition by OpCo Buyer of 100% of the equity interests of New OpCo, (iii) the merger of New HoldCo with and into PropCo Merger Sub, with PropCo Merger Sub continuing as the surviving entity and a subsidiary of PropCo Buyer and (iv) immediately following the Effective Time, OpCo Buyer or an Affiliate of OpCo Buyer, on the one hand, and PropCo Buyer or an Affiliate of PropCo Buyer, on the other hand, entering into the Master Lease for the Subject Properties;
B.    As of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth next to such Stockholder’s name on Schedule 1 hereto, such shares being all of the shares of Common Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Common Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in the Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction, including the F Reorganization, or otherwise obtains the power to directly or indirectly exercise control or direction of), such Stockholder’s “Covered Shares”); and
C.    In connection with the execution by the Company, PropCo Buyer and PropCo Merger Sub of the MTA, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.    Definitions. Unless the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the MTA. When used and capitalized in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
1.1.    “Expiration Time” shall mean the earlier to occur of (a) the Effective Time, and (b) such time as the MTA is terminated in accordance with the terms of the MTA.
1.2.    “Transfer” shall mean: (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise) or entry into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any

Exhibit 10.1
interest in any Covered Shares (in each case other than pursuant to this Agreement, the MTA or the Transactions); (b) the deposit of such Covered Shares into a voting trust or similar arrangement, the entry into a voting agreement or arrangement (other than pursuant to this Agreement, the MTA or the Transactions) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than pursuant to this Agreement, the MTA or the Transactions) with respect to such Covered Shares; or (c) any contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above (in each case other than pursuant to this Agreement, the MTA or the Transactions).
2.    Agreement to Not Transfer the Covered Shares; No Inconsistent Arrangements.
2.1.    No Transfer of Covered Shares. Subject to the terms of this Agreement, until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares of such Stockholder, other than with the prior written consent of the Company and PropCo Buyer. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void ab initio and of no effect whatsoever. If any Transfer of any of such Stockholder’s Covered Shares shall occur (a) involuntarily (including a sale by such Stockholder’s trustee in any bankruptcy, a foreclosure of any pledged collateral or a sale to a purchaser at any creditor’s or court sale, or any Transfer by divorce decree of a court of competent jurisdiction or by will, trust, intestacy or other similar applicable Law upon such Stockholder’s death) or (b) voluntarily (i) to any other Stockholder or any Affiliate of such Stockholder, including any member of such Stockholder’s immediate family, (ii) if such Stockholder is not an individual, to one or more persons who is an equityholder, trustee, beneficiary, partner or member of such Stockholder, (iii) if such Stockholder is an individual, to a trust under which distributions may be made only to such Stockholder or any member of such Stockholder’s immediate family, the prior written consent of the Company and PropCo Buyer shall not be required so long as the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee), subject to applicable Law, takes and holds such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Time. Notwithstanding the foregoing, this Section 2.1 shall not prohibit a Transfer of the Shares by such Stockholder to: (x) to the extent required by any Order; or (y) in connection with the settlement, exercise, termination or vesting of any Options, PSU Awards and RSU Awards held by a Stockholder in order to (I) pay, as applicable, the exercise price of such Options, PSU Awards and RSU Awards (including on a “net settlement” basis) or (II) satisfy Taxes or Tax withhold obligations applicable thereto.
2.2.    No Inconsistent Arrangements. Subject to the terms of this Agreement, until the Expiration Time, each Stockholder agrees not to take any action in its capacity as the record holder or beneficial owner of Covered Shares, that would directly or indirectly have the effect of preventing, materially delaying or materially impairing such Stockholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, materially delaying or materially impairing, the consummation of the Transactions contemplated by the MTA or the performance by the Company of its obligations under the MTA.
3.    Agreement to Vote the Covered Shares.
3.1.    Voting Agreement. Subject to the terms of this Agreement, until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (to the extent not voted under the Irrevocable Proxy (as defined below)) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares): (a) in favor of any proposal to approve the MTA and the Transactions (or any similar proposal required to be approved in order for the Transactions to be consummated); and (b) against any Acquisition Proposal, or any agreement, transaction or other matter that would reasonably be expected to impede, interfere with or materially and adversely affect the consummation of the Merger and/or the other transactions contemplated by the MTA. Notwithstanding anything to the contrary contained herein, (x) nothing in this Agreement shall require any Stockholder to vote in any manner with respect to any amendment to the MTA or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the MTA, in any such case, in a manner that (i)

Exhibit 10.1
diminishes the Merger Consideration per Share to be received by the stockholders of the Company, or (ii) changes the form in which the Merger Consideration per Share is payable to the stockholders of the Company, and (y) each Stockholder shall remain free to vote (or execute proxies with respect to) such Stockholder’s Covered Shares with respect to any matter not covered by this Section 3.1 in any manner that such Stockholder deems appropriate.
3.2.    Quorum. Until the Expiration Time, at every meeting of the Company’s stockholders called for the matters set forth in Section 3.1 (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares of such Stockholder to be counted as present for purposes of establishing a quorum.
3.3.    Return of Proxy. Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), promptly following receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with the Company to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).
3.4.    Irrevocable Grant of Proxy. Concurrently with the execution of this Agreement, each Stockholder agrees to deliver to the Company an irrevocable proxy in the form attached hereto as Exhibit A (the “Irrevocable Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law until the Expiration Time, with respect to all of such Stockholder’s Covered Shares, and the Company agrees to vote the Covered Shares in the manner described in Section 3.1 hereof.
4.    Waiver of Certain Actions. Each Stockholder irrevocably and unconditionally waives, and hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against PropCo Buyer, PropCo Merger Sub, the Company, or any of their respective Affiliates, successors, directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the MTA (including any claim seeking to enjoin or delay the closing of the Merger) or (b) alleging a breach of any duty of the Company’s Board of Directors in connection with the MTA, this Agreement or the Transactions. Each Stockholder hereby releases the PropCo Buyer, PropCo Merger Sub, the Company and their affiliates from any and all claims arising out of or relating to the transaction contemplated by this Agreement and the MTA.
5.    Duties; Legal Obligations. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way limit or affect any actions or omissions, including in exercising rights under the MTA, taken by such Stockholder in any other capacity, including in exercising such Stockholder’s fiduciary duties in its capacity as a director or officer of the Company or complying with such Stockholder’s duties or other legal obligations while acting in such capacity as a director or officer of the Company, or as a director, officer or equityholder of OpCo Buyer, and no such action or omission shall be deemed a breach of this Agreement.
6.    Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to the Company that:
6.1.    Due Authority. Such Stockholder has the necessary power and capacity to make, enter into and carry out the terms of this Agreement and the Irrevocable Proxy. If such Stockholder is not a natural person, (a) such Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, and (b) the execution and delivery of this Agreement and the Irrevocable Proxy, the performance of such Stockholder’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the Irrevocable Proxy or the transactions contemplated by this Agreement and the Irrevocable Proxy. Each of this Agreement and the Irrevocable Proxy has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the Company, each constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency,

Exhibit 10.1
reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any action therefor may be brought.
6.2.    Ownership of the Covered Shares. (a) Such Stockholder is, as of the date hereof, the beneficial and/or record owner of the Covered Shares set forth next to such Stockholder’s name on Schedule 1, free and clear of any and all Liens other than those (i) created by this Agreement, (ii) arising under applicable securities or community property Laws, (iii) pledges securing brokerage or margin accounts, or (iv) as would not reasonably be expected to prevent or materially delay the performance of any of such Stockholder’s obligations hereunder, and, (b) except as disclosed on Schedule 1, such Stockholder has sole voting and dispositive power over all of the Covered Shares beneficially owned by such Stockholder. Such Stockholder has not entered into any agreement to Transfer any Covered Shares, other than this Agreement and as set forth on Schedule 1. As of the date hereof, other than as set forth on Schedule 1, such Stockholder does not own, beneficially or of record, any Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Common Stock or other voting shares of the Company) other than such Stockholder’s Owned Shares.
6.3.    No Conflict; Consents.
a.    The execution and delivery of this Agreement and the Irrevocable Proxy by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the Irrevocable Proxy and the compliance by such Stockholder with any provisions hereof and thereof does not and will not: (i) conflict with or violate in any material respect any Laws applicable to such Stockholder; or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by such Stockholder pursuant to any contract or obligation to which such Stockholder is a party or by which such Stockholder’s Covered Shares are subject or bound.
b.    No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the Irrevocable Proxy or the consummation by such Stockholder of the transactions contemplated hereby or thereby except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations or filings, would not, individually or in the aggregate, reasonably be expected to impede, interfere with or materially and adversely affect the timely consummation of the Merger and/or the other transactions contemplated by the MTA.
7.    Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder that:
7.1.    Due Authority. The Company has the necessary power and capacity to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the Laws of the State of Minnesota and the execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the Stockholders, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Action therefor may be brought.
7.2.    No Conflict; Consents.

Exhibit 10.1
a.    The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement and the compliance by the Company with any provisions hereof does not and will not, conflict with or violate any Laws applicable to the Company.
b.    No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.
8.    Miscellaneous.
8.1.    Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock,” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. For the avoidance of doubt, following the F Reorganization, “Owned Shares” shall include any shares of New HoldCo Common Stock and references to the Company shall also include New HoldCo.
8.2.    Amendments and Modifications. Subject to Law, this Agreement may be amended, modified and supplemented, by written agreement of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.3.    Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such fees, costs or expenses.
8.4.    Notices. Any notices or other communications to any Party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the fifth Business Day after dispatch by registered or certified mail, (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the Party to receive such notice):
a.    if to a Stockholder, to the address for notice set forth on Schedule 1 hereto, with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
10845 Griffith Peak Dr., Suite 600
Attn: Michael J. Bonner
Dmitriy A. Tartakovskiy
Jae Woo Park
Email: bonnerm@gtlaw.com
tartakovskiyd@gtlaw.com
jae.park@gtlaw.com
b.    if to the Company, addressed to it at:
Golden Entertainment, Inc.
6595 S. Jones Boulevard Las Vegas, Nevada

Exhibit 10.1
Attn: President
Email: [***]
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attn: Steven B. Stokdyk
Brian P. Duff
Email: steven.stokdyk@lw.com
brian.duff@lw.com
c.    if to PropCo Buyer, addressed to it at:
535 Madison Avenue, 28th Floor
New York, NY 10022
Attn: Samantha Sacks Gallagher
Email: [***]
with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
Columbia Square
555 13th St NW
Washington, DC 20004
Attn: David Bonser
Stacey P. McEvoy
Andrew S. Zahn
Email: david.bonser@hoganlovells.com
stacey.mcevoy@hoganlovells.com
andrew.zahn@hoganlovells.com
Any Party may by notice delivered in accordance with this Section 8.4 to the other Parties designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this Section 8.4 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.4. Nothing in this Section 8.4 will be deemed to constitute consent to the manner or address for service of process in connection with any legal Action,

Exhibit 10.1
including litigation arising out of or in connection with this Agreement.
8.5.    Governing Law. This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Minnesota, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.
8.6.    Consent to Jurisdiction. Each of the Company and each Stockholder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state courts the State of Minnesota located in Minneapolis, Minnesota, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Minnesota, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Minnesota State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Minnesota State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Minnesota State or Federal court. Each of the Parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
8.7.    Service of Process. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.6 in any such action or Action by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.4. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.
8.8.    Waiver of Jury Trial. THE COMPANY AND EACH STOCKHOLDER BOTH HEREBY IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, ACTION OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each Party certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.8.
8.9.    No Waiver; Remedies Cumulative. No failure or delay by any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
8.10.    Documentation and Information.
a.    Prior to any public announcement regarding this Agreement or the transactions contemplated hereby, each Stockholder shall allow the Company and PropCo Buyer reasonable time to comment on such release or announcement in advance of such issuance, and such Stockholder will consider in good faith the comments of the Company and PropCo Buyer, as applicable, with respect to such disclosure and otherwise cooperate with the Company and PropCo Buyer in obtaining confidential treatment with respect to such disclosure if requested by the Company or PropCo Buyer. The Company and PropCo Buyer each acknowledge that each Stockholder will file a form of this Agreement with the SEC or any other Governmental Entity or securities exchange. Notwithstanding the foregoing, the restrictions set forth in this Section 8.10 shall not apply to any public

Exhibit 10.1
announcement in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated hereby.
b.    Each Stockholder consents to and authorizes the publication and disclosure by the Company or PropCo Buyer of such Stockholder’s identity and holding of such Stockholder’s Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Registration Statement, the Proxy Statement and any other disclosure document required in connection with the MTA, the Merger and/or the other transactions contemplated by the MTA, in each case, in accordance with the terms of the MTA, and each Stockholder acknowledges that each of the Company and PropCo Buyer may, in its sole discretion, file a form of this Agreement with the SEC or any other Governmental Entity or securities exchange. Each Stockholder agrees to promptly give the Company and PropCo Buyer any information it may reasonably require for the preparation of any such disclosure documents, and each Stockholder agrees to promptly notify the Company and PropCo Buyer of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
8.11.    Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Irrevocable Proxy.
8.12.    Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent, and the Company agrees to notify its transfer agent, that there is a stop transfer order with respect to all of such Stockholder’s Covered Shares (and that this Agreement places limits on the voting and transfer of such Stockholder’s Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.
8.13.    Specific Performance. The Parties acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each Party will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement. Notwithstanding the Parties’ rights to specific performance pursuant to this Section 8.13, each Stockholder will have the right to pursue any other remedy available to it at law or in equity, including monetary damages. It is explicitly agreed that PropCo Buyer shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing each Stockholder’s obligations hereunder.
8.14.    Entire Agreement. This Agreement, including the Schedules and Exhibit hereto, and the Irrevocable Proxy, constitutes the entire agreement among the Parties, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the MTA.
8.15.    Interpretation. Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting, (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (d) descriptive headings are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to a “Section,” or “Schedule” refer to a Section of, or a Schedule to, this

Exhibit 10.1
Agreement, (h) references to a federal, state, local or foreign statute or Law shall mean such Law as from time to time amended, modified or supplemented, and include any rules, regulations and delegated legislation issued thereunder, and (i) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. No summary of this Agreement prepared by any Party will affect the meaning or interpretation of this Agreement. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Whenever the final day for performance of an obligation under this Agreement, falls on a day other than a Business Day, the time period for performance thereof will automatically be extended to the next day that is a Business Day.
8.16.    Assignment; Third Party Beneficiaries. Subject to Section 2.1, this Agreement will not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. PropCo Buyer is a third-party beneficiary of and entitled to enforce the applicable provisions of this Agreement. Except as otherwise provided herein with respect to PropCo Buyer, nothing in this Agreement, express or implied, will confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.
8.17.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.
8.18.    Non-Survival. Subject to Section 8.19, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Expiration Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Expiration Time.
8.19.    Termination. This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the Expiration Time; provided that the provisions of Sections 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.15, 8.18 and this Section 8.19 shall survive any such termination. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, neither this Section 8.19 nor Section 8.18 shall relieve any Party from liability resulting from any willful and material breach by such Party of this Agreement or fraud prior to termination of this Agreement. The Irrevocable Proxy shall automatically terminate and shall have no further force or effect as of the Expiration Time.
8.20.    Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
8.21.    No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the MTA is executed and delivered by all parties thereto and (b) this Agreement is executed and delivered by all Parties hereto.
8.22.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in

Exhibit 10.1
the Company or PropCo Buyer or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder, and no other Person shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of such Stockholder’s Covered Shares, except as otherwise expressly provided herein.
[Signature page follows]

Exhibit 10.1
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
GOLDEN ENTERTAINMENT, INC.
By: /s/ Charles H. Protell______________________________
Name: Charles H. Protell
Title: President and Chief Financial Officer

[Signature page to Voting Agreement]

Exhibit 10.1
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
STOCKHOLDERS
/s/ Blake L. Sartini_____________________
Blake L. Sartini

/s/ Delise F. Sartini_____________________
Delise F. Sartini

The Blake L. Sartini and Delise F. Sartini Family Trust
By: /s/ Blake L. Sartini_______________________
Name: Blake L. Sartini
Title: Co-Trustee

By: /s/ Delise F. Sartini_______________________
Name: Delise F. Sartini
Title: Co-Trustee

/s/ Blake L. Sartini, II_____________________
Blake L. Sartini, II

BLAKE LOUISE SARTINI, II Separate Property Trust
By: /s/ Blake L. Sartini, II_____________________
Name: Blake L. Sartini, II
Title: Trustee

[Signature page to Voting Agreement]

Exhibit 10.1
Schedule 1

Name	Address	Owned Shares*
Blake L. Sartini	c/o Golden Entertainment, Inc. 6595 S. Jones Blvd. Las Vegas, NV 89118	6,554,984(i)
Delise F. Sartini	c/o Golden Entertainment, Inc. 6595 S. Jones Blvd. Las Vegas, NV 89118	5,644,788(ii)
The Blake L. Sartini and Delise F Sartini Family Trust	c/o Golden Entertainment, Inc. 6595 S. Jones Blvd. Las Vegas, NV 89118	5,644,788(iii)
Blake L. Sartini, II	c/o Golden Entertainment, Inc. 6595 S. Jones Blvd. Las Vegas, NV 89118	374,211(iv)
BLAKE LOUIS SARTINI, II Separate Property Trust	c/o Golden Entertainment, Inc. 6595 S. Jones Blvd. Las Vegas, NV 89118	154,170(v)
* Includes shares of Common Stock over which the Stockholder has shared voting and dispositive power. If any additional shares of Common Stock are owned by any of the Stockholders as of the date hereof, such shares shall be automatically deemed to be “Owned Shares” notwithstanding the contents of this Schedule 1.
(i) Represents the sum of (1) 216,416 shares of Common Stock held by Mr. Blake Sartini, (2) 5,644,788 shares of Common Stock held by The Blake L. Sartini and Delise F. Sartini Family Trust (the “Sartini Family Trust”), of which Mr. Blake Sartini is a co-trustee, (3) options to purchase 464,000 shares of Common Stock, and (4) an aggregate of 229,780 shares of Common Stock underlying unvested time-based restricted stock unit awards and unvested performance-based restricted stock unit awards. An aggregate of 3,026,000 shares of Common Stock held by the Sartini Family Trust has been pledged as collateral for brokerage or margin accounts for Mr. Blake Sartini. Mr. Blake Sartini shares the power to vote and dispose of all shares held by the Sartini Family Trust with his spouse, Delise F. Sartini, who is also a co-trustee of the Sartini Family Trust.
(ii) Represents shares of Common Stock held by the Sartini Family Trust, of which Ms. Sartini is a co-trustee. An aggregate of 3,026,000 shares of Common Stock held by the Sartini Family Trust has been pledged by the Sartini Family Trust, as discussed above. Ms. Sartini shares the power to vote and dispose of all shares held by the Sartini Family Trust with her spouse, Blake L. Sartini, who is also a co-trustee of the Sartini Family Trust (as described above).
(iii) Represents shares of Common Stock held by the Sartini Family Trust. An aggregate of 3,026,000 shares of Common Stock held by the Sartini Family Trust has been pledged by the Sartini Family Trust, as discussed above. The Sartini Family Trust shares the power to vote and dispose of all of its shares with each of Blake L. Sartini and Delise F. Sartini, the co-trustees of the Sartini Family Trust (as described above).
(iv) Represents the sum of (1) 154,170 shares of Common Stock held by the BLAKE LOUIS SARTINI, II Separate Property Trust (the “Sartini II Trust”), of which Mr. Blake Sartini, II is the sole trustee, (2) options to purchase 145,000 shares of Common Stock, and (3) an aggregate of 75,041 shares of Common Stock underlying unvested time-based restricted stock unit awards and unvested performance-based restricted stock unit awards. Mr. Blake Sartini, II has the sole power to vote and dispose of all shares held by the Sartini II Trust.
(v) Represents shares of Common Stock held by the Sartini II Trust. The Sartini II Trust shares the power to vote and dispose of all of its shares with Mr. Blake Sartini, II, the sole trustee of the Sartini II Trust.

Exhibit 10.1
EXHIBIT A
IRREVOCABLE PROXY
The undersigned Stockholder of Golden Entertainment, Inc., a Minnesota corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the Company and any designee of the Company, and each of them individually, until the Expiration Time, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the fullest extent that the undersigned is entitled to do so), all of the undersigned’s Covered Shares, upon the terms set forth therein.
The undersigned’s Covered Shares are set forth on Schedule 1 to the Voting Agreement, dated as of November 6, 2025, by and among the Company and the Stockholders party thereto (the “Voting Agreement”). Subject to the terms of the Voting Agreement, any and all prior proxies heretofore given by the undersigned with respect to any of the undersigned’s Covered Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any of the undersigned’s Covered Shares during the term of the Voting Agreement. Capitalized terms used and not defined herein have the meanings assigned to them in the Voting Agreement.
Subject to the terms of the Voting Agreement, the attorneys-in-fact and proxies named above or designated by the Company are hereby authorized and empowered by the undersigned at any time after the date hereof and prior to the Expiration Time to act as the undersigned’s attorney-in-fact and proxy to vote the undersigned’s Covered Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the undersigned’s Covered Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:
(a) in favor of any proposal to approve the MTA (or any similar proposal required to be approved in order for the Transactions to be consummated); and
(b) against any Acquisition Proposal (as defined in the MTA), or any agreement, transaction or other matter that would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Merger (as defined in the MTA) and/or the other transactions contemplated by the MTA.
The attorneys-in-fact and proxies named above or designated by the Company shall not exercise this Irrevocable Proxy with respect to any matter other than the matters described in clauses (a) and (b) above, and the undersigned may vote the Covered Shares on all other matters.
Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. This Irrevocable Proxy shall automatically terminate, and be of no further force or effect, as of the Expiration Time.
[Signature page follows]

Exhibit 10.1
Dated: [ ]
[STOCKHOLDERS]
By:
Name: